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                       SECURITIES AND EXCHANGE COMMISSION
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                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report
                        (date of earliest event reported)
                                February 6, 2001



                           NORTEL NETWORKS CORPORATION
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             (Exact name of registrant as specified in its charter)






          CANADA                        001-07260              not applicable
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(State or other jurisdiction          (Commission            (IRS Employer
      of incorporation)               File Number)           Identification No.)







8200 Dixie Road, Suite 100, Brampton, Ontario, Canada                 L6T 5P6
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    (address of principal executive offices)                          (Zip code)





Registrant's telephone number, including area code (905) 863-0000.


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ITEM 5.  OTHER EVENTS

On February 6, 2001, the Registrant announced a definitive agreement whereby it will acquire JDS Uniphase AG, the Zurich, Switzerland-based subsidiary of JDS Uniphase Corporation, as well as related assets in Poughkeepsie, New York. JDS Uniphase AG is an industry leader in the design and manufacture of 980 nanometer pump-laser chips. The Registrant will pay US$2.5 billion in its common shares on closing, up to an estimated additional US$500 million in its common shares after December 31, 2003 as deferred consideration. Based on a US$38.08 price per share, the transaction will result in the Registrant issuing approximately 65.7 million of its common shares on closing and up to approximately 13.1 million of its common shares as deferred consideration. The deferred consideration will only be paid to the extent that the registrant does not meet certain purchase commitments with JDS Uniphase Corporation by December 31, 2003. The number of common shares of the Registrant that may be issued as deferred consideration will be based on the share price at the time it becomes payable, subject to a minimum of approximately 10.9 million and a maximum of approximately 16.4 million common shares of the Registrant. The transaction is expected to close in the first quarter of 2001. The completion of the transaction is subject to customary closing conditions and the closing of the JDS Uniphase Corporation/SDL, Inc. merger. The transaction is not subject to further competition regulatory review or approval. Upon completion of the transaction, JDS Uniphase AG will become an indirect, wholly-owned subsidiary of the Registrant. The acquisition (excluding acquisition related costs) is expected to be neutral in calendar year 2001 to the Registrant's earnings per share from operations.

Certain statements included in this report are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence on new product development; the impact of rapid technological and market change; the ability of the Registrant to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of consolidations in the telecommunications industry; the uncertainties of the Internet; stock market volatility; the ability of the Registrant to recruit and retain qualified employees; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; and the impact of increased provision of customer financing by the Registrant. For additional information with respect to certain of these and other factors, see the reports filed by the Registrant with the United States Securities and Exchange Commission. The Registrant disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NORTEL NETWORKS CORPORATION



                                        By: /S/ Deborah J. Noble
                                            ------------------------------------
                                            Deborah J. Noble
                                            Corporate Secretary



                                        By: /S/ Blair F. Morrison
                                            ------------------------------------
                                            Blair F. Morrison
                                            Assistant Secretary

Dated:  February 7, 2001

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